Exhibit 99.1

FOR IMMEDIATE RELEASE

March 22, 2005

Contacts:      (Media) Marybeth Thorsgaard (763) 764-6364
(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2005 THIRD QUARTER

        MINNEAPOLIS, MINN. – General Mills, Inc. (NYSE: GIS) today reported results for the third quarter of fiscal 2005. Net sales for the 13 weeks ended Feb. 27, 2005, grew 3 percent to $2.77 billion and worldwide unit volume increased 2 percent. Net earnings for the quarter were reduced by $45 million as the company recorded a portion of the taxes relating to the recent disposition of its interest in the Snack Ventures Europe (SVE) joint venture. Including these taxes, net earnings were $230 million, compared to $242 million last year. During the third quarter, General Mills adopted a new accounting standard (EITF 04-8) pertaining to contingently convertible debt. Adoption of this new accounting standard resulted in a reduction of diluted earnings per share (EPS) for both 2005 and 2004. Including these factors, third quarter diluted EPS totaled 58 cents this year and 60 cents a year ago.

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        Net results for both years also include certain identified costs (described in detail below). These costs are the restructuring and other exit costs identified on the consolidated statements of earnings, and associated expenses included in cost of sales. In the third quarter of 2005, these costs totaled $6 million pretax, $4 million after tax. Last year’s third quarter included $5 million pretax, $3 million after tax of restructuring and other exit costs.

        Excluding these identified costs, the SVE taxes and the impact of the accounting change, third quarter diluted EPS would total 74 cents in 2005 and 64 cents in 2004.

        Chairman and Chief Executive Officer Steve Sanger said, “We were pleased to see profit growth in all three of our business segments for the third quarter. In total, operating profits rose 6 percent. We also achieved strong double-digit earnings growth from joint ventures.”

        Through nine months, General Mills net sales grew 3 percent to $8.53 billion, driven by 2 percent growth in worldwide unit volume. Earnings after tax grew slightly to $780 million, and diluted EPS increased 1 percent to $1.94. These results include cumulative restructuring, other exit and merger-related costs totaling $62 million pretax, $40 million after tax in fiscal 2005, and $48 million pretax, $31 million after tax in fiscal 2004. Excluding these costs, the SVE taxes and the accounting rule change, diluted EPS through nine months would total $2.28 in 2005 and $2.11 in 2004.

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Identified Items Expense/Joint Venture Transaction/New Accounting Standard

General Mills recorded certain identified costs in both 2005 and 2004. In 2005, these expenses included restructuring costs associated with a previously announced international production consolidation, domestic supply chain initiatives and accelerated depreciation of assets associated with those supply chain actions. In 2004, identified items included costs related to the Pillsbury merger and restructuring costs primarily related to plant closures in the Netherlands and Atwater, Calif.

        On Feb. 28, 2005, subsequent to the end of the third quarter, PepsiCo redeemed General Mills’ 40.5 percent stake in SVE for $750 million. As a result of actions taken in the third quarter to prepare for the disposition, General Mills incurred $45 million of associated tax expense. The net gain and remaining taxes associated with the disposition will be recorded in the fourth fiscal quarter.

        In the third quarter, General Mills adopted EITF 04-8, which requires contingently convertible debt to be treated as if it had already been converted to shares when calculating EPS. For General Mills, implementation of this standard results in the addition of 29 million shares to the total diluted shares outstanding until the contingently convertible debentures originally issued in October 2002 are redeemed. General Mills has restated diluted shares outstanding and diluted EPS beginning with the second quarter of fiscal 2003.

        We have separately discussed the certain identified costs, the tax expense of the SVE disposition and the effect of the accounting change because we believe doing so improves the comparability of year-to-year results of operations. A reconciliation of

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earnings and EPS with and without identified items, the SVE taxes and the impact of the accounting change appears in the table below. Earnings and EPS excluding these items are measures of performance that are not defined by generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, net earnings and diluted EPS as reported on a GAAP basis. Please refer to the consolidated financial statements and accompanying footnotes for additional information regarding these items and for presentation of results in accordance with GAAP.

THIRD QUARTER / NINE MONTH EARNINGS SUMMARY
(in millions, except per share data)

	Third Quarter		Nine Months
	2005	2004	2005	2004

Earnings After Tax (EAT)
Before identified items and SVE tax	$279	$245	$865	$808
Restructuring and other exit costs, and associated costs	(4)	(3)	(40)	(9)
Merger-related costs	—	—	—	(22)
SVE tax	(45)	—	(45)	—

Net Earnings	$230	$242	$780	$777

Avg. Diluted Shares Outstanding
Diluted shares outstanding, excluding shares on contingently
convertible debt	376	383	380	383
Shares on contingently convertible debt	29	29	29	29

Diluted Shares Outstanding	405	412	409	412

Diluted Earnings per Share
Before identified items, SVE tax and EITF 04-8 calculation	$0.74	$0.64	$2.28	$2.11
Restructuring and other exit costs, and associated costs	(0.01)	(0.01)	(0.11)	(0.02)
Merger-related costs	—	—	—	(0.06)
SVE tax	(0.12)	—	(0.12)	—

Diluted EPS, Before EITF 04-8 Calculation	$0.61	$0.63	$2.05	$2.03
Adjustment for EITF 04-8 accounting treatment*	(0.03)	(0.03)	(0.11)	(0.11)

Diluted EPS	$0.58	$0.60	$1.94	$1.92
*Adjustment for EITF 04-8 includes add-back of after-tax interest expense and increase in shares outstanding.

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U.S. Retail Segment Results

Net sales for General Mills’ domestic retail operations were flat at $1.93 billion for the quarter, as 1 percent unit volume growth and contributions from pricing and mix were offset by higher promotional expense in the period. Operating profits increased 3 percent to $421 million.

        Yoplait yogurt made the strongest contribution to domestic retail unit volume growth, with an 18 percent overall increase led by Yoplait Light and Go-gurt. Meals volume grew 5 percent, with strong growth by Progresso soup and Helper dinner mixes. Snacks unit volume rose 7 percent, driven by the successful introduction of a variety of new products, including Nature Valley’s Sweet & Salty Snack Bars. Unit volumes for several other businesses declined as the company worked to raise non-promoted and merchandised price points. Pillsbury USA unit volume fell 4 percent, as growth by Totino’s pizza and hot snacks was offset by volume declines in refrigerated baked goods following a successful key baking season. Baking Products volume was down 6 percent, and Big G cereal volume fell 9 percent as actions to raise merchandised prices resulted in significant declines in promoted volumes.

        Consumer purchases of the company’s products outpaced unit volume growth in the quarter, as composite retail sales for major product lines were up 3 percent.

        Through nine months, net sales for the U.S. Retail segment grew 2 percent to $5.97 billion, and unit volume also rose 2 percent. Operating profit through nine months of $1.34 billion essentially matched year-ago levels.

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Bakeries and Foodservice Segment Results

Third quarter net sales for the company’s Bakeries and Foodservice segment grew 5 percent to $413 million. Unit volume declined slightly overall, but this was more than offset by pricing, mix and promotional spending efficiency. Volumes in convenience stores and vending channels grew by 23 percent. Unit volume declines of 3 percent in bakery channels, and 5 percent in shipments to restaurants and foodservice distributors both showed sequential improvement from first and second quarter results. Operating profits totaled $25 million, up from $13 million in last year’s third quarter.

        Through nine months, net sales for the Bakeries and Foodservice segment matched year-ago levels at $1.29 billion, and operating profit of $94 million also matched prior-year results.

International Segment Results

Third-quarter net sales for General Mills’ consolidated international businesses grew 13 percent to $429 million. Unit volume increased 9 percent, led by double-digit growth of cereal and snacks in Canada, and by good performance in China and India. Foreign exchange added 6 points of sales growth. Operating profits grew to $32 million in the third quarter, up from $28 million last year.

        Through nine months, net sales for the company’s consolidated international businesses grew 12 percent to $1.27 billion, and operating profit increased 43 percent to $117 million.

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Joint Venture Summary

Earnings after tax from joint ventures totaled $23 million in the third quarter, compared to $15 million a year earlier. Unit volumes for Cereal Partners Worldwide, our joint venture with Nestlé, and SVE were each up 2 percent. Unit volumes for the Häagen-Dazs joint ventures in Asia were essentially unchanged. 8th Continent, the company’s joint venture with DuPont, achieved strong double-digit volume growth and increased its dollar share of the refrigerated soymilk category.

        Through the first nine months, earnings from joint ventures increased 43 percent to $73 million after tax. As a result of the disposition of the company’s SVE interests, that joint venture will no longer contribute to General Mills earnings effective with the Feb. 28, 2005, closing.

Corporate Items

Interest expense for the quarter totaled $107 million, below last year’s third quarter due to lower debt levels and $12 million of interest income resulting from the resolution of certain tax issues. The effective tax rate for the third quarter was 46.5 percent, including the impact of the SVE-related taxes. Diluted shares outstanding decreased by 2 percent to 405 million, reflecting the October 2004 repurchase of 16.6 million General Mills shares from Diageo.

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Outlook

In June 2004, General Mills established a targeted range for fiscal 2005 diluted earnings per share of $2.75 to $2.80. This range included identified items expense of approximately 10 to 15 cents per share; excluding these identified items targeted earnings per share would be $2.85 to $2.95.

        “Our June guidance did not include either the accounting rule change or our recent business dispositions,” Chairman and Chief Executive Officer Steve Sanger noted. “Looking ahead to the fourth quarter, we expect our reported net earnings and earnings per share to include several non-operating items. The largest of these will be the gain from our disposition of SVE. We also expect to record additional identified items expense. This may include some further restructuring actions that could cause annual identified items expense to exceed our prior maximum of 15 cents per share.”

        “As a result of these factors, we expect our reported EPS for 2005 will exceed the $2.75 to $2.80 range we provided back in June. As for our underlying business performance, we continue to target results consistent with the implied target range of $2.85 to $2.95,” Sanger continued. “Exactly where we finish the year will depend on the extent of our progress in better balancing net price realization and unit volumes in our U.S. retail business. We also need to see another quarter of good profit stability from our Bakeries and Foodservice segment.” Sanger noted that the fourth quarter will include 13 weeks this year compared to 14 weeks last year.

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General Mills will hold a briefing for investors today, March 22, 2005, beginning at 8:30 a.m. EST. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; developments in and the outcome of the pending SEC investigation; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. Our predictions about future debt reduction could be affected by a variety of factors including items listed above that could impact future earnings. Our debt reduction goals could also be affected by changes in economic conditions, including interest rates, laws and regulations. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	Feb. 27, 2005	Feb. 22, 2004	Feb. 27, 2005	Feb. 22, 2004
Net Sales	$2,772	$2,703	$8,525	$8,281

Costs and Expenses:
Cost of sales	1,695	1,638	5,165	4,909
Selling, general and administrative	580	589	1,828	1,857
Interest, net	107	123	345	384
Restructuring and other exit costs	3	5	46	14

Total Costs and Expenses	2,385	2,355	7,384	7,164

Earnings before Income Taxes and
Earnings from Joint Ventures	387	348	1,141	1,117

Income Taxes	180	121	434	391

Earnings from Joint Ventures	23	15	73	51

Net Earnings	$230	$242	$780	$777

Earnings per Share – Basic	$.63	$.64	$2.10	$2.08

Earnings per Share – Diluted	$.58	$.60	$1.94	$1.92

See accompanying notes.

GENERAL MILLS, INC.
OPERATING SEGMENTS
(Unaudited) (In Millions)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	Feb. 27, 2005	Feb. 22, 2004	Feb. 27, 2005	Feb. 22, 2004
Net Sales:
U.S. Retail	$1,930	$1,930	$5,966	$5,856
Bakeries and Foodservice	413	393	1,290	1,292
International	429	380	1,269	1,133

Total	$2,772	$2,703	$8,525	$8,281

Operating Profit:
U.S. Retail	$421	$408	$1,342	$1,348
Bakeries and Foodservice	25	13	94	94
International	32	28	117	82

Total	478	449	1,553	1,524

Unallocated corporate items	19	27	(21)	(9)
Restructuring and other exit costs	(3)	(5)	(46)	(14)
Interest, net	(107)	(123)	(345)	(384)

Earnings before income taxes and
earnings from joint ventures	$387	$348	$1,141	$1,117

GENERAL MILLS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited) (In Millions)

	Feb. 27, 2005	Feb. 22, 2004	May 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$597	$710	$751
Receivables	1,048	1,052	1,010
Inventories	1,119	1,154	1,063
Prepaid expenses and other current assets	177	184	222
Deferred income taxes	191	178	169

Total Current Assets	3,132	3,278	3,215

Land, Buildings and Equipment, at Cost	5,468	5,208	5,319
Less accumulated depreciation	(2,451)	(2,165)	(2,208)

Net Land, Buildings and Equipment	3,017	3,043	3,111
Goodwill	6,711	6,690	6,684
Other Intangible Assets	3,640	3,640	3,641
Other Assets	1,960	1,883	1,797

Total Assets	$18,460	$18,534	$18,448

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$973	$1,075	$1,110
Current portion of long-term debt	29	222	233
Notes payable	782	714	583
Other current liabilities	889	651	831

Total Current Liabilities	2,673	2,662	2,757
Long-term Debt	6,616	7,767	7,410
Deferred Income Taxes	1,842	1,740	1,773
Other Liabilities	904	1,026	961

Total Liabilities	12,035	13,195	12,901

Minority Interests	1,133	299	299

Stockholders’ Equity:
Common stock	5,727	5,740	5,680
Retained earnings	4,156	3,548	3,722
Less common stock in treasury	(4,466)	(4,005)	(3,921)
Unearned compensation	(126)	(97)	(89)
Accumulated other comprehensive income (loss)	1	(146)	(144)

Total Stockholders’ Equity	5,292	5,040	5,248

Total Liabilities and Equity	$18,460	$18,534	$18,448

Note:   Certain prior period amounts have been reclassified to conform with the current period presentation.

GENERAL MILLS, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION

1.

In the third quarter of fiscal 2005, we recorded $3 million of restructuring and other exit costs associated with restructuring actions previously announced. In the third quarter of fiscal 2004, we recorded restructuring and other exit costs of $5 million pretax, primarily related to costs associated with previously announced closures of facilities.

In the first thirty-nine weeks of fiscal 2005, we recorded restructuring and other exit costs of $46 million, consisting of $40 million of charges associated with supply chain initiatives to further increase asset utilization and reduce manufacturing and sourcing costs, and $6 million of charges associated with restructuring actions previously announced. The supply chain actions included decisions to: close our flour milling plant in Vallejo, California; close our par-baked bread plant in Medley, Florida; relocate bread production from our Swedesboro, New Jersey plant; relocate a portion of our cereal production from Cincinnati, Ohio; and close our snacks foods plant in Iowa City, Iowa. In the first thirty-nine weeks of fiscal 2004, we recorded $14 million pretax of restructuring and other exit costs. This amount includes $5 million in the third quarter as described above, as well as charges associated with plant closures initiated in the second quarter of fiscal 2004.

These supply chain actions are also resulting in certain associated expenses, primarily adjustments to the depreciable life of the assets necessary to reflect the shortened asset lives which now coincide with the final production dates at the Cincinnati and Iowa City plants. These associated expenses are being recorded as cost of sales. The fiscal 2005 expense recorded in cost of sales was $3 million and $16 million in the third quarter and first thirty-nine weeks, respectively.

2.

In the third quarter of fiscal 2005, we adopted the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (EITF 04-8). Restatement of previously issued financial statements is required. The effect of EITF 04-8 has reduced third quarter diluted earnings per share by $0.03 for fiscal 2005 and 2004, and has reduced thirty-nine-week diluted earnings per share by $0.11 for fiscal 2005 and 2004.

Basic and diluted earnings per share (EPS) were calculated as follows:

In Millions, Except Per Share Data	13 Weeks Ended		39 Weeks Ended

	Feb. 27, 2005	Feb. 22, 2004	Feb. 27, 2005	Feb. 22, 2004

Net earnings – as reported	$230	$242	$780	$777
Interest on convertible debentures,
after tax	5	5	15	15

Net earnings – diluted EPS	$235	$247	$795	$792

Average number of common shares –
basic EPS	366	375	372	374
Incremental share effect from:
Stock options	8	8	7	9
Restricted stock, stock rights and other	2	—	1	—
Contingently convertible debentures	29	29	29	29

Average number of common shares –
diluted EPS	405	412	409	412

Earnings per Share – Basic	$.63	$.64	$2.10	$2.08
Earnings per Share – Diluted	.58	.60	1.94	1.92

We have a call option on 29 million shares held by Diageo which could offset the effect of this EPS calculation.

3.

The effective income tax rate for the third quarter of fiscal 2005 was 46.5 percent as compared to 34.8 percent in the third quarter of fiscal 2004. The primary reason for the higher effective rate was the recording of $45 million of taxes in the third quarter of fiscal 2005 related to the disposition of our interest in the Snack Ventures Europe (SVE) joint venture. These taxes were incurred as a result of actions taken during the third quarter to prepare for the closing of the disposition on February 28, 2005. The remainder of the tax expense related to the disposition will be recorded in the fourth quarter when the gain on the disposition is recorded effective with the closing date.